Exhibit (a)(1)(A)

Offer to Exchange Restricted Stock Units for Common Stock

By

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.

Up to 2,265,261 Employee Restricted Stock Units (RSUs) for shares of its common stock, par value $0.001 per share

At an exchange ratio of 0.80 Shares per RSU for an issuance of up to 1,812,211 Shares

With such Shares subject to certain restrictions on sale or transfer by the holder

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 9, 2009,

UNLESS THE OFFER IS EXTENDED.

Diamond Management & Technology Consultants, Inc., a Delaware corporation, (“Diamond”, the “Company”, “we”, “us”, or “our”) is offering to our employees the right to exchange their Restricted Stock Units previously granted to them pursuant to annual awards related to fiscal years 2005, 2006, 2007 and 2008 that have not vested and are not scheduled to vest prior to March 1, 2009 (the “Eligible RSUs”) for shares of Diamond common stock at an exchange ratio of 0.80 shares per each Eligible RSU (the “RSU Exchange Program”). There are a total of 2,265,261 Eligible RSUs, which, at the exchange ratio of 0.80 and assuming that every employee satisfied his or her tax withholding obligations with cash instead of shares, could be exchanged for a maximum of 1,812,211 shares. We refer to our Offer to Exchange Restricted Stock Units for Common Stock as the tender offer. Unless the context otherwise requires, all references to shares shall refer to shares of our common stock. The tender offer will be conducted upon the terms and subject to the conditions set forth in this Offer to Exchange and the related Summary Term Sheet and other attached documents (as they may be amended and supplemented from time to time).

THE TENDER OFFER IS CONDITIONED ON A MINIMUM OF 1,600,000 ELIGIBLE RSUs BEING TENDERED IN THE TENDER OFFER AND SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

If you elect to exchange Eligible RSUs as described in the Offer to Exchange and if your Eligible RSUs are accepted for exchange, we will cancel the Eligible RSUs elected for exchange and you will receive Diamond shares based on the exchange ratio, less any shares withheld for taxes (“Issued Shares”). Some key features of the Issued Shares will include:

•	There will be no vesting schedule for the shares. The shares will be outstanding common stock held by the employee and will not be subject to forfeiture should the holder’s employment terminate.

•	The shares will be eligible for any dividends on common stock paid by the Company.

•

The shares will bear a restrictive legend explaining that they are subject to a “Sales Restriction”- in no event may the Issued Shares be sold, transferred, hypothecated, pledged, encumbered or offered for sale prior to certain dates.

•	For Issued Shares received in exchange for Eligible RSUs that are “non-partner” level employee grants, such Issued Shares will be subject to this Sales Restriction until October 1, 2009.

•

For Issued Shares received in exchange for Eligible RSUs that are “partner”* level employee grants, such Issued Shares will be subject to this Sales Restriction until October 1, 2009 for 50% of the Issued Shares and until April 1, 2011 for the remaining 50% of the Issued Shares.

•

With respect to the Chief Executive Officer and the Chief Financial Officer of Diamond, the Sales Restriction will be in effect until April 1, 2013 for 100% of the Issued Shares that each of them may receive in the exchange.

•

At the time that any such Sales Restrictions are no longer in effect, the holder of the Issued Shares will be free to sell or otherwise transfer the shares in a similar manner as such holder can for other shares of Diamond common stock acquired upon the vesting of employee stock awards.

*	“Partner” is an internal Company designation or title only and does not refer to a partner of a general or limited partnership. All partners are vice presidents or above with the Company.

Diamond shares trade on the Nasdaq Global Select Market under the symbol “DTPI.” On February 4, 2009, the last full trading day before the public announcement of the tender offer, the closing sale price on the Nasdaq Global Select Market for the shares was $2.51. Employees are urged to obtain current market quotations for the shares. See Section 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR RSUs. THIS PROGRAM IS VOLUNTARY AND YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR RSUs. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO EXCHANGE AND IN THE RELATED REFERENCED DOCUMENTS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. IF YOU WISH TO PARTICIPATE IN THE RSU EXCHANGE PROGRAM, YOU MUST EXCHANGE ALL OF YOUR ELIGIBLE RSUs. ELECTIONS TO EXCHANGE LESS THAN ALL OF YOUR RSUs WILL NOT BE ACCEPTED.

You should direct any questions about the RSU Exchange Program or requests for additional copies of the relevant materials to Karen McLaughlin, Director of Equity Programs, by email to “Equity Programs” on Diamond’s internal email system or by telephone at (312) 255-5071.

IMPORTANT

If you wish to exchange all of your Eligible RSUs pursuant to the tender offer, then prior to the expiration date of the tender offer, which is 12:00 Midnight, New York City time, on March 9, 2009 or such later time to which we may extend the tender offer, you must properly complete the Election Form and deliver it in accordance with its instructions. If you do not properly submit the Election Form prior to the expiration of the tender offer, you will be deemed to have rejected such offer. Delivery of the completed forms will be deemed made only when actually received by us. No late deliveries will be accepted.

We are not making the tender offer to, and will not accept any tendered RSUs from, employees in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to employees in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR RSUs IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET

This summary term sheet highlights material information that can be found elsewhere in this Offer to Exchange, but you should understand that it does not describe all of the details of the tender offer to the same extent as we do later in this Offer to Exchange. We urge you to read this entire Offer to Exchange, and any referenced documents (together, the “Offer Documents”), as well as the Schedule TO filed with the Securities and Exchange Commission in connection herewith, because they contain the full details of the tender offer. We refer to the shares of our common stock as the “shares.” For your convenience, we have included below references to the sections of this Offer to Exchange where you will find a more complete discussion.

Who is offering to exchange my Restricted Stock Units (“RSUs”)?

Diamond Management & Technology Consultants, Inc.

What RSUs are eligible for this offer?

All restricted stock units that were previously granted to employees pursuant to annual awards related to fiscal years 2005, 2006, 2007 and 2008 that have not vested and are not scheduled to vest prior to March 1, 2009 are eligible for this offer (“Eligible RSUs”). See Section 1. If you received restricted stock units in other grants, such as new hire, promotion or special grants, such restricted stock units are not eligible for this offer.

Should you decide to participate, you must tender all of your Eligible RSUs because we will not accept any tenders for only part of an employee’s Eligible RSUs. Partial tenders will be rejected as not properly made.

Who is eligible to participate in the tender offer?

All current employees who hold Eligible RSUs are eligible to participate in this offer as long as they remain an employee through and including the expiration date and have not given notice of their resignation prior to the expiration of the offer. Your participation in this offer is voluntary. Should you decide to participate, you must tender all of your Eligible RSUs because we will not accept any tenders for only part of an employee’s Eligible RSUs. See Section 1.

What will the exchange ratio for the RSUs be? How many shares of stock may I receive for my RSUs?

We are offering current employees the opportunity to exchange Eligible RSUs for shares of our common stock.

For each Eligible RSU tendered in this exchange and accepted by us, we will issue 0.80 shares of our common stock. Therefore, the exchange ratio is 0.80 so that, for example, if an employee were to properly tender 100 Eligible RSUs, he or she would receive 80 shares of Diamond common stock in return (or such lesser amount if the employee elects to have shares withheld to pay taxes). If the exchange ratio produces any fractional amounts, we will round such fractions up to the next whole share number. See Sections 1 and 8.

Any shares issued in this tender offer will be placed with the Company’s transfer agent in the employee’s name where they must remain while they are subject to certain restrictions on sale or transfer. Upon the expiration of the applicable sales restriction period, shares will be transferred from the transfer agent to the holder’s Smith Barney brokerage account, subject to the Company’s policies regarding partner level equity. Under no circumstances will we pay interest on the shares, even if there is a delay in delivering such shares. See Section 5.

Will there be any conditions or restrictions placed on the shares of stock that Diamond may issue in the tender offer?

Yes, any shares issued in this tender offer will be placed with the Company’s transfer agent in the employee’s name where they must remain while they are subject to certain restrictions on sale or transfer. Upon the expiration of the applicable sales restriction period, the shares will be transferred from the transfer agent to the holder’s Smith Barney brokerage account, subject to the Company’s policies regarding partner level equity. See Section 5.

The net shares actually issued by the Company pursuant to this tender offer (“Issued Shares”) will not be readily tradable by the holder for a period of time because the holder will not be allowed to sell, transfer, hypothecate, pledge, encumber or offer for sale the Issued Shares prior to certain dates (“Sales Restriction”):

•	For Issued Shares received in exchange for Eligible RSUs that are “non-partner” level employee grants, such Issued Shares will be subject to this Sales Restriction until October 1, 2009.

•

For Issued Shares received in exchange for Eligible RSUs that are “partner”* level employee grants, such Issued Shares will be subject to this Sales Restriction until October 1, 2009 for 50% of the Issued Shares and until April 1, 2011 for the remaining 50% of the Issued Shares.

•

With respect to the Chief Executive Officer and the Chief Financial Officer of Diamond, the Sales Restriction will be in effect until April 1, 2013 for 100% of the Issued Shares that each of them may receive in the exchange.

•

At the time that any such Sales Restrictions are no longer in effect, the holder of the Issued Shares will be free to sell or otherwise transfer the shares in a similar manner as such holder can for other shares of Diamond common stock acquired upon the vesting of employee stock awards.

*	“Partner” is an internal Company designation or title only and does not refer to a partner of a general or limited partnership. All partners are vice presidents or above with the Company.

See Section 9.

How many shares will Diamond issue in the tender offer?

We will issue up to 1,812,211 shares of our common stock pursuant to the tender offer. This maximum amount of shares assumes that we will receive proper elections to exchange all of the 2,265,261 Eligible RSUs and that we will not withhold any shares to pay taxes associated with the exchange (because employees choose instead to pay cash for applicable taxes). Based on our past experience regarding tax payments upon RSU vesting events, we expect that many employees would elect to have shares withheld to pay taxes rather than pay cash out of pocket and therefore we would expect to issue a number of shares below the maximum possible, even if we received all Eligible RSUs in the tender offer.

The tender offer is also conditioned on a minimum number of Eligible RSUs being tendered, namely 1,600,000, and is subject to certain other conditions. If these conditions are not met, we would not issue any shares. See Section 6.

What is the market price of Diamond shares as of a recent date?

As of February 4, 2009, the last full trading day before the public announcement of the tender offer, the closing sale price on the Nasdaq Global Select Market of the shares was $2.51 per share. You are urged to obtain current market quotations for Diamond shares before deciding whether to tender your RSUs. See Section 7.

Why is Diamond making the tender offer?

The Company’s management and the Compensation Committee of the Board of Directors of Diamond continually reviews the effectiveness of the Company’s compensation policies in terms of employee recruitment, retention and performance, as well as the effect on Company operating performance and the reported financial results of the Company. The management team and the Compensation Committee noted that Diamond has relied heavily on stock-based variable compensation while the marketplace for employees in our industry now appears to be weighted towards cash variable compensation. To remain competitive in this marketplace for employees and to provide the desired incentive for performance, management believes that Diamond should increase the cash component of its variable compensation. We anticipate that this change away from stock awards and toward cash for variable compensation will improve our recruitment and retention of qualified employees by creating more attractive performance incentives. As a result, we believe that this will contribute to improved overall Company performance and help to maximize the value of our common stock for our stockholders. We believe that the successful completion of this tender offer provides benefits to the Company, its stockholders and our employees.

The Company believes that the tender offer provides its employees with an attractive opportunity to increase their current holdings of Diamond common stock while allowing the Company to reduce its outstanding unvested stock awards and begin its plan to decrease its reliance on stock awards and to increase its use of cash awards with respect to variable compensation. We are implementing the RSU Exchange Program and conducting this tender offer to allow our employees to choose whether to keep their unvested restricted stock units with their current vesting schedule or to exchange those units for shares of common stock. See Section 2.

How will Diamond pay for the Issued Shares?

The Issued Shares will come from our current treasury shares and therefore have no monetary cost to the Company. If employees choose to have shares withheld for taxes, we will pay such taxes in cash instead of issuing shares of an equivalent value to the employee. In addition, we will round up any fractional shares otherwise due to employees in the exchange and instead issue whole share amounts to employees. The cost of paying employee taxes and any related expenses will be funded from our available cash resources. See Section 9.

How long do I have to tender my Eligible RSUs?

You may tender your Eligible RSUs until the tender offer expires. The tender offer will expire on March 9, 2009, at 12:00 Midnight, New York City time, unless we extend it. If you fail to properly deliver your Election Form, you will be deemed to have chosen to not participate in the tender offer. See Section 1.

How will I be notified if Diamond extends or amends the tender offer?

If we decide to extend the tender offer, we will send an email to all employees announcing the extension and the new expiration date. We will announce any amendment to the tender offer by also sending an email and making any public filings of the amendment as required. See Section 14.

Are there any conditions to the tender offer?

Yes. The tender offer is subject to conditions, such as the absence of court or governmental action prohibiting the tender offer and the absence of changes in general market conditions that, in our judgment, are or may be materially adverse to us. In addition, the tender offer is subject to the Company receiving at least 1,600,000 properly tendered Eligible RSUs. See Section 6.

How do I tender my Eligible RSUs?

If you wish to tender all of your Eligible RSUs, then before 12:00 Midnight, New York City time, on March 9, 2009, unless the tender offer is extended, you must deliver your properly completed and duly executed Election Form to the Company as detailed on such form and in this Offer to Exchange. See Section 3.

You may contact us for assistance. The contact information for the Director of Equity Programs, Karen McLaughlin, is: by email to “Equity Programs” on Diamond’s internal email system or by telephone at (312) 255-5071.

Once I have tendered Eligible RSUs in the tender offer, can I withdraw my tender?

You may withdraw your election to tender pursuant to the tender offer at any time before the expiration of the tender offer, which will occur at 12:00 Midnight, New York City time, on March 9, 2009, or the new expiration date if we extend the applicable tender offer. We must receive your Notice of Withdrawal Form prior to the expiration of the tender offer, otherwise your previously submitted Election Form will be processed. See Section 4.

Has Diamond or its board of directors adopted a position on the tender offer?

Our board of directors has approved the tender offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your Eligible RSUs. You must make your own decision as to whether to tender or refrain from tendering your Eligible RSUs. See Section 2.

If our employees tender their Eligible RSUs, including the executive officers, and we complete the tender offer by issuing shares, then the proportional holdings of our employees, including the executive officers, in the Company will increase. However, any tendered Eligible RSUs that are accepted will be cancelled and therefore will not vest in the future so that any shares that would have been issued upon vesting of Eligible RSUs will no longer be issued. See Section 11.

When will Diamond issue the shares I may receive in the tender?

We will issue the shares and place them with the Company’s transfer agent within approximately 10 business days following the expiration of the tender offer. See Section 5.

Will I be able to vote my shares and receive dividends?

Your Issued Shares will be outstanding shares of Diamond common stock entitled to vote at meetings of stockholders, to receive dividends and to exercise any other rights of common shares as provided for in the Company’s Restated Certificate of Incorporation and Bylaws. See Sections 5 and 9.

I am a U.S. employee. What are the U.S. federal income tax consequences if I tender my Eligible RSUs?

If you exchange your Eligible RSUs for common shares, then generally you will be subject to U.S. federal income taxation on the value of the shares you receive from us in the exchange. This receipt of value will generally be treated as compensation income subject to ordinary income tax rates. See Section 13.

EACH EMPLOYEE IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF PARTICIPATING IN THE TENDER OFFER.

I am a foreign employee. What are the U.S. federal income tax consequences if I tender my Eligible RSUs?

See Section 13.

EACH EMPLOYEE IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF PARTICIPATING IN THE TENDER OFFER.

Who can I talk to if I have questions?

You may contact us if you have further questions. The contact information for the Director of Equity Programs, Karen McLaughlin, is: by email to “Equity Programs” on Diamond’s internal email system or by telephone at (312) 255-5071. HOWEVER, WE DO NOT MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE RSUs, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE RSUs. YOU ARE URGED TO CAREFULLY EVALUATE ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS.

FORWARD-LOOKING STATEMENTS

Certain statements in this Offer to Exchange or in the documents incorporated by reference herein, to the extent they are not recitations of historical fact, constitute forward looking statements within the meaning of the Federal securities laws. Forward looking statements, by definition, involve risks, uncertainties and assumptions. Where, in any forward looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The risk factors described in our most recent annual report on Form 10-K and described in our subsequent quarterly filings on Form 10-Q are incorporated herein by reference.

We caution you not to place undue reliance on the forward-looking statements contained or incorporated by reference in this Offer to Exchange. These forward-looking statements speak only as of the date on which the statements were made. We are not obligated to update or revise any forward-looking statement, whether as a result of new information, future results or any other reason, except as may be required by the federal securities laws. Notwithstanding the foregoing, at any time prior to the expiration date for the tender offer, we are obligated to update this Offer to Exchange to reflect material changes in the information contained herein. Notwithstanding anything in this Offer to Exchange or any document incorporated by reference into this Offer to Exchange, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the tender offer.

THE TENDER OFFER

1.	NUMBER OF ELIGIBLE RSUs; EXPIRATION DATE.

Upon the terms and subject to the conditions of the tender offer, we will exchange up to 2,265,261 Eligible RSUs tendered by our current employees and not properly withdrawn in accordance with Section 4, before the expiration date of the tender offer, for shares of Diamond common stock based on the exchange ratio, less any shares withheld for applicable withholding taxes and without interest.

Our executive officer employees are eligible to participate in the offer, but the non-employee members of our Board of Directors and any other non-employees as of the expiration date, as well as and those employees which provide notice of resignation prior to the expiration of the offer, are not eligible to participate in the offer. All restricted stock units that were previously granted to employees pursuant to annual awards related to fiscal years 2005, 2006, 2007 and 2008 that have not vested and are not scheduled to vest prior to March 1, 2009 are eligible for this offer. Restricted stock units received in other grants, such as new hire, promotion or special grants, are not eligible for this offer.

Should you decide to participate, you must tender all of your Eligible RSUs because we will not accept any tenders for only part of your Eligible RSUs. PARTIAL TENDERS WILL BE REJECTED AS NOT PROPERLY MADE.

For each of your Eligible RSUs properly tendered and accepted by us, we will issue 0.80 shares of Diamond common stock. This is referred to as the exchange ratio. For example, if an employee were to properly tender 100 Eligible RSUs, he or she would receive 80 shares of Diamond common stock in return (or such lesser number of shares if the employee elects to have shares withheld to pay taxes). Any shares issued in this tender offer will be placed with the Company’s transfer agent in your name where they must remain while they are subject to certain restrictions on sale or transfer. Upon the expiration of the applicable sales restriction period, shares will be transferred from the transfer agent to the holder’s Smith Barney brokerage account, subject to the Company’s policies regarding partner level equity. Under no circumstances will we pay interest on the shares, even if there is a delay in delivering such shares.

The net amount of shares actually issued by the Company to an employee pursuant to this tender offer (“Issued Shares”) will not be readily tradable by the holder for a period of time because the holder will not be allowed to sell, transfer, hypothecate, pledge, encumber or offer for sale the Issued Shares prior to certain dates- the Sales Restriction:

•	For Issued Shares received in exchange for Eligible RSUs that are “non-partner” level employee grants, such Issued Shares will be subject to this Sales Restriction until October 1, 2009.

•

For Issued Shares received in exchange for Eligible RSUs that are “partner” level employee grants, such Issued Shares will be subject to this Sales Restriction until October 1, 2009 for 50% of the Issued Shares and until April 1, 2011 for the remaining 50% of the Issued Shares.

•

With respect to the Chief Executive Officer and the Chief Financial Officer of Diamond, the Sales Restriction will be in effect until April 1, 2013 for 100% of the Issued Shares that each of them may receive in the exchange.

At the time that any such Sales Restrictions are no longer in effect, the holder of the Issued Shares will be free to sell or otherwise transfer the shares in a similar manner as such holder can for other shares of Diamond common stock acquired upon the vesting of employee stock awards, subject to the Company’s Insider Trading Policy and other policies.

The term “expiration date,” when used with reference to the tender offer, means 12:00 Midnight, New York City time, on March 9, 2009, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open. Should the tender offer be extended, the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. The withdrawal rights for the tender offer expire on the expiration date of the tender offer.

If we increase or decrease what we will give you in exchange for your Eligible RSUs or increase or decrease the number of Eligible RSUs that can be exchanged in the offer, then we will provide you with an email notice and, in the case where the tender offer is scheduled to expire within 10 business days (as defined below) from, and including, the date that notice is first provided to you, we will extend the tender offer until not earlier than the expiration of such period of 10 business days. For the purposes of the tender offer, a “business day” means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

THE TENDER OFFER IS CONDITIONED ON A MINIMUM OF 1,600,000 ELIGIBLE RSUs BEING PROPERLY TENDERED. THE TENDER OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6. IF THE NUMBER OF ELIGIBLE RSUs PROPERLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE TENDER OFFER IS LESS THAN 1,600,000, WE WILL CANCEL THE TENDER OFFER AND WILL NOT ISSUE ANY SHARES IN CONNECTION WITH THE OFFER.

2.	BACKGROUND AND PURPOSE OF THE TENDER OFFER

The Company’s management and the Compensation Committee of the Board of Directors of Diamond continually reviews the effectiveness of the Company’s compensation policies in terms of employee recruitment, retention and performance, as well as the effect on the reported financial results of the Company. The management team and the Compensation Committee noted that Diamond has relied heavily on stock-based variable compensation while the marketplace for employees in our industry now appears to be weighted towards cash variable compensation. To remain competitive in this marketplace for employees and to provide the desired incentive for performance, management believes that Diamond should increase the cash component of its variable compensation. We anticipate that this change away from stock awards and toward cash for variable compensation will improve our recruitment and retention of qualified employees by creating more attractive performance incentives. As a result, we believe that this will contribute to improved overall Company performance and help to maximize the value of our common stock for our stockholders. We believe that the successful completion of this tender offer provides benefits to the Company, its stockholders and our employees.

The Company believes that the tender offer provides its employees with an attractive opportunity to increase their current holdings of Diamond common stock while allowing the Company to reduce its outstanding unvested stock awards and begin its plan to decrease its reliance on stock awards and to increase its use of cash awards with respect to variable compensation. We are implementing the RSU Exchange Program and conducting this tender offer to allow our employees to choose whether to keep their unvested restricted stock units with their current vesting schedule or to exchange those units for shares of common stock.

The tender offer may present some potential risks and disadvantages to our continuing employees and stockholders. For example, our executive officer employees have each advised us that they intend to tender their Eligible RSUs in the tender offer. If they do so and we complete the tender offer, the current proportional holdings of our executive officer employees in the Company will increase relative to other stockholders. It should be noted, however, that the amount of Issued Shares that could be received in the tender offer will be 20% less than the amount of shares that such employee could potentially receive upon full vesting of current Eligible RSUs (without regard to the effect of shares withheld for taxes). See Section 11. In addition, the executive officer employees may, in compliance with applicable law and Company policies, sell their existing shares, or the Issued Shares upon expiration of the Sales Restriction, in open market transactions at prices that may or may not be more favorable than the current price at the time of the tender offer. With respect to the Chief Executive Officer and the Chief Financial Officer of Diamond, due to the longer Sales Restriction of four years applicable to their Issued Shares, they will not be able to sell or transfer their Issued Shares for a longer period than if they had remained employed and received shares for their Eligible RSUs under the normal vesting schedule.

The tender offer will not reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets). It will increase the number of shares currently outstanding because the Issued Shares will become outstanding immediately, whereas the Eligible RSUs would become issued and outstanding over time in the future. There may be a small increase in the number of stockholders of Diamond if certain recent employees who hold Eligible RSUs (but not shares) become stockholders upon the receipt of Issued Shares.

Employees who receive Issued Shares pursuant to the tender offer will realize a proportionate increase in their relative equity interest in Diamond at that time and will bear the attendant risks associated with owning our equity securities. Employees may be able to sell Issued Shares, and other held shares, in the future on the open market, or otherwise (subject to Company policies), at a net price significantly higher or lower than the current price at the time of the tender offer. We can give no assurance as to the price at which an employee or any other stockholder may be able to sell his or her shares in the future.

After completion of the tender offer, the Company will still hold treasury shares. Diamond could use such shares without stockholder approval to acquire other businesses, to raise additional capital, to distribute as stock dividends, and/or for other purposes.

Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange (or in the documents incorporated by reference herein) or in our filings with the Securities and Exchange Commission (“SEC”), we presently have no plans or proposals that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Diamond or any of its subsidiaries;

•	Any purchase, sale or transfer of a material amount of Diamond’s assets or the assets of any of its subsidiaries;

•	Any material change in Diamond’s present dividend rate or policy, or indebtedness or capitalization;

•

Any change in Diamond’s present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material terms of the employment contract of any executive officer;

•	Any other material change in Diamond’s corporate structure or business;

•

Diamond’s equity securities being delisted from the Nasdaq Global Select Market or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	Diamond’s equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	The suspension of Diamond’s obligation to file reports under Section 15(d) of the Exchange Act;

•	The acquisition by any person of additional Diamond’s securities, or the disposition of Diamond’s securities; or

•	Any changes in Diamond’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Diamond.

While Diamond has no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Exchange except as set forth above or in the documents incorporated by reference herein, our management continually assesses and reassesses possible acquisitions, divestitures and other extraordinary corporate transactions as well as indebtedness, capitalization and other matters. We may pursue any such matter at any time after the date of this Offer to Exchange, subject to our obligation to update this Offer to Exchange to reflect material changes in the information contained herein. We may recommence purchases under our stock repurchase program after the termination of the tender offer, when legally permissible.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE RSUs, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE RSUs. YOU ARE URGED TO CAREFULLY EVALUATE ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS.

3.	PROCEDURES FOR TENDERING ELIGIBLE RSUs

Making Your Election. To make your election to accept or reject the Company’s offer, you must make your election and submit the Election Form to the Diamond Equity Programs department via e-mail at “Equity Programs” on Diamond’s internal email system or via fax at (312) 255-4790 before 12:00 Midnight, New York City time, on March 9, 2009. The Election Form may be obtained from the Diamond Equity Programs department via e-mail at “Equity Programs” on Diamond’s internal email system. A listing of all of your Eligible RSUs can be viewed on your individual Election Form. You should follow the instructions contained on the Election Form. If you have any questions regarding the submission of the Election Form, please contact the Director of Equity Programs, Karen McLaughlin, by email at “Equity Programs” on Diamond’s internal email system or by telephone at (312) 255-5071. You will receive an email confirmation from Equity Programs confirming the receipt of your Election Form.

You do not need to return your restricted stock unit agreements for your Eligible RSUs to effectively elect to accept the offer as they will be automatically cancelled if we accept your Eligible RSUs for exchange. You will be required to return your restricted stock unit agreements only upon our request.

The delivery of the Election Forms and any other required documents are at the sole risk of the employee. DELIVERY OF THE COMPLETED FORMS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY US VIA EMAIL OR FAX AS DESCRIBED ABOVE. NO LATE DELIVERIES WILL BE ACCEPTED.

Determination of Validity; Rejection of Eligible RSUs; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of Eligible RSUs subject to the offer, the number of Issued Shares to be issued in the exchange, and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any

Eligible RSUs, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible RSUs that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible RSUs that are exchanged. We may waive any of the conditions of the offer or any defect or irregularity in any Election Form with respect to any particular Eligible RSUs or any particular option holder. No Eligible RSUs will be accepted for exchange until all defects or irregularities related thereto have been cured by the holder exchanging the Eligible RSUs, or waived by us, prior to the expiration date.

Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible RSUs and you exchange your Eligible RSUs according to the procedures described above, you will have accepted our offer. Our acceptance of Eligible RSUs that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of the offer as described herein. Subject to our rights to extend, terminate and/or amend the tender offer, we currently expect that we will accept on the expiration date, all Eligible RSUs that are properly submitted to be exchanged and have not been validly withdrawn.

4.	WITHDRAWAL RIGHTS; CHANGE IN ELECTION

Except as otherwise provided in this Section 4, tenders of Eligible RSUs in the tender offer are irrevocable. You may change your election and withdraw your tender at any time before 12:00 Midnight, New York City time, on March 9, 2009. To change your election, you must deliver a Notice of Withdrawal Form to the Director of Equity Programs, Karen McLaughlin, by email at “Equity Programs” on Diamond’s internal email system or by fax at (312) 255-4790. A Notice of Withdrawal Form may be obtained from the Director of Equity Programs, Karen McLaughlin, by email at “Equity Programs” on Diamond’s internal email system or by telephone at (312) 255-5071. If you have any questions regarding any changes to your election, please contact the Director of Equity Programs, Karen McLaughlin, by email at “Equity Programs” on Diamond’s internal email system or by telephone at (312) 255-5071. The last Notice of Withdrawal Form delivered by you as described above prior to 12:00 Midnight, New York City time, on March 9, 2009 will be treated as your final election with respect to the tender offer. After you deliver a Notice of Withdrawal Form, you will receive an email confirmation that will confirm your election to withdraw your Eligible RSUs from the exchange.

The delivery of Election Forms, Notices of Withdrawal and any other required documents are at the sole risk of the employee. Delivery of the completed forms will be deemed made only when actually received by us. No late deliveries will be accepted.

5.	ACCEPTANCE OF ELIGIBLE RSUs FOR EXCHANGE AND CANCELLATION; ISSUANCE OF SHARES

On the terms and subject to the conditions of the tender offer, we currently expect that on the expiration date, we will accept for exchange and cancel all Eligible RSUs properly tendered and not validly withdrawn before the expiration date in accordance with the offer. We expect to issue the Issued Shares and place them with the Company’s transfer agent within approximately 10 business days following the expiration of the tender offer.

The exchange ratio of units of Eligible RSUs to Issued Shares is one to 0.80. In other words, if you validly tender Eligible RSUs in the tender offer, and such Eligible RSUs are accepted and cancelled, you will receive 0.80 shares of our common stock per restricted stock unit. Should you elect to have the Company withhold shares to pay for applicable taxes, the net number of shares will be issued to you. After we calculate the net number of shares to be issued to an employee in the exchange, we will adjust such number up to the nearest whole number, if necessary. No fractional shares of Diamond common stock will be distributed. The Company will round up any fractional shares and issue to you shares at the next higher whole share increment.

A listing of all of your Eligible RSUs can be found on your Election Form which has been personalized with your information. If you are an employee of Diamond (including an employee on a leave of absence) as of the initial filing date but have given notice of your resignation prior to the expiration of the offer or are no longer an employee as of the expiration date, then you are not eligible to participate in the tender offer and any tender you make will not be accepted.

We will notify you as promptly as practicable after the expiration date if we reject your election to exchange your Eligible RSUs. After you deliver an Election Form you will receive an email confirmation that will confirm your election and state where you can find information regarding the number of Issued Shares that we will deliver to you (without expense to you). UNDER NO CIRCUMSTANCES WILL INTEREST ON THE ISSUED SHARES BE PAID BY DIAMOND REGARDLESS OF ANY DELAY IN MAKING SUCH DELIVERY. The Issued Shares will be placed with the Company’s transfer agent in your name where they must remain while they are subject to certain restrictions on sale or transfer. Upon the expiration of the applicable sales restriction period, shares will be transferred from the transfer agent to the holder’s Smith Barney brokerage account, subject to the Company’s policies regarding partner level equity. In addition, if certain events occur prior to the expiration date for the tender offer, we may not be obligated to issue shares under the tender offer. See Section 6.

6.	CERTAIN CONDITIONS OF THE TENDER OFFER

Notwithstanding any other provision of the tender offer, and in addition to (and not in limitation of) our rights to extend and/or amend the tender offer at any time, we will not be required to accept any Eligible RSUs that you elect to exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any Eligible RSUs that you elect to exchange, in each case at any time on or prior to the expiration date, if we determine that any event has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the offer or to accept and cancel Eligible RSUs that you elect to exchange, including:

•	Any change or changes in the applicable accounting or tax rules that cause the tender offer to subject us to adverse accounting or tax treatment.

•

Any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange, the acquisition of some or all of the Eligible RSUs, the issuance of shares, or otherwise relates to the tender offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the tender offer.

•

Any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

•

make it illegal for us to accept some or all of the Eligible RSUs or to issue some or all of the Issued Shares or otherwise restrict or prohibit consummation of the tender offer or otherwise relates to the tender offer;

•	delay or restrict our ability, or render us unable, to accept the Eligible RSUs for exchange and cancellation or to issue our common stock for some or all of the exchanged Eligible RSUs;

•	materially impair the benefits we believe we will receive from the exchange; or

•	materially and adversely affect our business, condition (financial or other), income, operations or prospects.

•	There is:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

•	Another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

•

any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date;

•

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

•	Any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

•

The commencement of a war, act of terrorism, armed hostilities, or any other national or international crisis directly or indirectly involving the United States or any other country in which any of our subsidiaries does business.

The conditions to the tender offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time and from time to time, whether or not we waive any other condition to the tender offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the matters described in this Section 6 may be challenged in a court of competent jurisdiction. A non-appealable determination by a court of competent jurisdiction will be final and binding on all persons.

7.	PRICE RANGE OF OUR SHARES

Diamond’s common stock is quoted on the NASDAQ Global Select Market under the symbol “DTPI.” The following table shows the high and low sale prices per share of our common stock as reported on the NASDAQ Global Select Market for the periods indicated:

		High	Low
2006	First Quarter	$10.98	$7.36
	Second Quarter	$11.40	$7.30
	Third Quarter	$11.30	$7.57
	Fourth Quarter	$12.54	$10.20

2007	First Quarter	$15.98	$10.77
	Second Quarter	$14.13	$11.03
	Third Quarter	$13.68	$7.75
	Fourth Quarter	$10.70	$6.51
2008	First Quarter	$7.46	$4.34
	Second Quarter	$7.23	$4.40
	Third Quarter	$6.33	$1.84
	Fourth Quarter	$4.96	$3.20
2009	First Quarter (through February 4, 2009)	$4.32	$2.45

On February 4, 2009, the last full trading day prior to our public announcement of the tender offer, the closing sale price for the shares of our common stock on the Nasdaq Global Select Market was $2.51. Employees are urged to obtain current market quotations for their shares.

8.	EXCHANGE RATIO

The exchange ratio of Eligible RSUs to Issued Shares is one to 0.80. This is referred to as the exchange ratio. In other words, if for example you validly tender 100 Eligible RSUs, and such Eligible RSUs are accepted by us and cancelled, you will receive 80 Issued Shares in the exchange (or such lesser number of shares if you elect to have shares withheld to pay taxes as detailed on your Election Form). However, no fractional shares of Diamond common stock will be distributed in the tender offer. After we calculate the net number of shares to be issued to an employee in the exchange, we will adjust such number up to the nearest whole number, if necessary. No fractional shares of Diamond common stock will be distributed. The Company will round up any fractional shares and issue to you shares at the next higher whole share increment.

9.	SOURCE AND AMOUNT OF FUNDS; TERMS OF ISSUED SHARES

The Issued Shares will come from our current treasury shares and therefore have no monetary cost to the Company. If employees choose to have shares withheld for taxes, we will pay such taxes in cash instead of issuing shares of an equivalent value to the employee. The cost of paying such employee taxes and any related expenses will be funded from our available cash resources. Outside or bank financing is not a condition of the tender offer.

The Issued Shares will have the same terms and rights as Diamond shares you may have received in the past upon the vesting of restricted stock units, except that there will be a restriction on your ability to sell or otherwise transfer your Issued Shares for a certain period of time.

•

There will be no vesting schedule for the Issued Shares. The Issued Shares will be outstanding common stock held by the employee and will not be subject to forfeiture should the holder’s employment terminate.

•	The shares will be eligible for any dividends on common stock paid by the Company.

•

The shares will bear a restrictive legend explaining that they are subject to a “Sales Restriction”- in no event may the Issued Shares be sold, transferred, hypothecated, pledged, encumbered or offered for sale prior to certain dates.

•	For Issued Shares received in exchange for Eligible RSUs that are “non-partner” level employee grants, such Issued Shares will be subject to this Sales Restriction until October 1, 2009.

•

For Issued Shares received in exchange for Eligible RSUs that are “partner” level employee grants, such Issued Shares will be subject to this Sales Restriction until October 1, 2009 for 50% of the Issued Shares and until April 1, 2011 for the remaining 50% of the Issued Shares.

•

With respect to the Chief Executive Officer and the Chief Financial Officer of Diamond, the Sales Restriction will be in effect until April 1, 2013 for 100% of the Issued Shares that each of them may receive in the exchange.

•

At the time that any such Sales Restrictions are no longer in effect, the holder of the Issued Shares will be free to sell or otherwise transfer the shares in a similar manner as such holder can for other shares of Diamond common stock acquired upon the vesting of employee stock awards, subject to all applicable Company policies.

10.	CERTAIN INFORMATION ABOUT US

General. Diamond is a management and technology consulting firm. Diamond serves Global 2000 clients in such industries as consumer packaged goods, financial services, logistics, manufacturing, retail and distribution, telecommunications, healthcare, insurance, and public sector organizations. We help leading organizations worldwide to understand and leverage technology to realize value in their businesses. Recognizing that information and technology shape market dynamics, Diamond’s small teams of experts work across functional and organizational boundaries to improve growth and profitability. Since the greatest value in a strategy, and its highest risk, resides in its implementation, Diamond also provides proven execution capabilities. Diamond delivers three critical elements to every project: fact-based objectivity, spirited collaboration, and sustainable results.

Diamond offers its clients skills in strategy, technology, operations and program management to help companies improve operations, increase flexibility, reduce costs, address changing regulations and markets, and grow their businesses. We combine innovative strategic thinking, industry expertise, and a thorough understanding of technology to deliver results for our clients. We work collaboratively with our clients using small, multidisciplinary teams because we believe the most lasting and significant improvements occur when the client is integrally involved in the change. Our multidisciplinary approach enables our consultants to develop and execute innovative strategies that may not be identified by consulting firms that use more traditional team structures. We go to market by vertical industry and focus on businesses that are strategically dependent upon technology, and in particular information technology. We currently serve clients primarily in five industries: financial services, insurance, healthcare, telecommunications, and the public sector. The Company also has an industry practice it calls “enterprise” that serves clients across several industries, including manufacturing, retail, distribution, travel and transportation, and consumer packaged goods.

During the fiscal year ended March 31, 2008, we generated net revenue of $182.3 million from 109 clients. At March 31, 2008, we employed 510 consultants and 116 operations employees. Our physical locations are comprised of six offices in North America, Europe and Asia, which include Chicago, Hartford, London, Mumbai, New York City and Washington, D.C. We are a Delaware corporation headquartered in Chicago, Illinois. Our executive offices are located at 875 North Michigan Avenue, Suite 3000, Chicago, Illinois 60611, and our telephone number at that address is (312) 255-5000.

Selected Financial Data. The selected financial data presented below has been derived from our consolidated financial statements. The data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Consolidated Financial Statements and the notes thereto and other financial information appearing elsewhere in our Annual Report on Form 10-K for our fiscal year ended March 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2008. Amounts previously reported on the Consolidated Statements of Operations and Comprehensive Income (Loss) for fiscal years 2004 and 2005 have been reclassified in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

	Year Ended March 31,					Three Months Ended December 31, 2008
	2004	2005	2006	2007	2008
(Amounts in thousands, except per share amounts)
Statement of Operations Data:
Revenue:
Net revenue	$104,822	$144,900	$145,224	$168,699	$182,288	$36,960
Reimbursable expenses	14,133	16,848	18,444	21,574	22,768	6,296

Total revenue	118,955	161,748	163,668	190,273	205,056	43,256

Project personnel expenses:
Project personnel costs before reimbursable expenses	74,614	86,243	99,111	118,596	125,772	27,168
Reimbursable expenses	14,133	16,848	18,444	21,574	22,768	6,296

Total project personnel expenses	88,747	103,091	117,555	140,170	148,540	33,464

Gross margin	30,208	58,657	46,113	50,103	56,516	9,792

Other operating expenses:
Professional development and recruiting	3,523	6,107	6,689	8,838	9,420	1,688
Marketing and sales	2,750	3,507	3,522	3,766	4,451	104
Management and administrative support	22,867	24,328	25,328	27,499	26,947	5,944
Restructuring charges (recovery)	1,432	—	400	(24)	—	—

Total other operating expenses	30,572	33,942	35,939	40,079	40,818	7,736

Income (loss) from operations	(364)	24,715	10,174	10,024	15,698	2,056

Interest income, net	840	1,652	2,868	4,238	3,230	170
Other income (expense), net	514	(216)	102	(139)	180	174

Total other income, net	1,354	1,436	2,970	4,099	3,410	344

Income from continuing operations before income taxes	990	26,151	13,144	14,123	19,108	2,400
Income tax expense (benefit)	(807)	(13,420)	11,151	6,908	8,873	2,386

Income from continuing operations after income taxes	1,797	39,571	1,993	7,215	10,235	14
Discontinued operations:
Gain on disposal of discontinued operations, including income taxes	—	—	—	22,932	7,000	—
Income (loss) from discontinued operations, net of income taxes	(7,208)	(6,533)	(12,577)	1,254	3,859	—

Discontinued operations, net of income taxes	(7,208)	(6,533)	(12,577)	24,186	10,859	—

Net income (loss)	$(5,411)	$33,038	$(10,584)	$31,401	$21,094	$14

Basic income (loss) per share of Common Stock(1):
Income from continuing operations	0.05	1.18	0.06	0.23	0.34	—
Income (loss) from discontinued operations, net of income taxes	(0.22)	(0.19)	(0.38)	0.76	0.36	—

Net income (loss)	$(0.17)	$0.99	$(0.32)	$0.98	$0.70	$—

Diluted income (loss) per share of Common Stock(1):
Income from continuing operations	0.05	1.09	0.06	0.21	0.33	—
Income (loss) from discontinued operations, net of income taxes	(0.21)	(0.18)	(0.36)	0.71	0.34	—

Net income (loss)	$(0.16)	$0.91	$(0.31)	$0.92	$0.67	$—

Shares used in computing basic income (loss) per share of Common Stock(1)	32,710	33,516	32,963	31,951	30,200	25,621
Shares used in computing diluted income (loss) per share of Common Stock(1)	34,206	36,281	34,682	34,076	31,492	25,906
Cash dividends declared per share of Common Stock	$—	$—	$—	$0.30	$0.35	$0.35

	March 31,					December 31, 2008
	2004	2005	2006	2007	2008
(Amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents(2)	$39,004	$42,270	$69,899	$84,125	$53,267	$42,437
Short-term investments	42,300	55,975	—	—	—	—
Restricted cash	—	—	5,493	6,095	7,338	4,096
Working capital(2)	79,998	104,506	76,091	81,905	55,566	47,758
Total assets	121,304	153,060	127,620	120,875	92,395	76,960
Total stockholders’ equity(3)	$80,787	$117,945	$91,888	$95,927	$74,852	$60,822

(1)	See Note (12) of the Notes to the Consolidated Financial Statements included elsewhere in our Annual Report on Form 10-K for an explanation of the methods used to compute basic and diluted income (loss) per share data.

(2)	As of March 31, 2006, 2007 and 2008 and December 31, 2008, amounts reported include only continuing operations. Prior to March 31, 2006, amounts reported include combined (continuing and discontinued) operations.

(3)	Total stockholders’ equity includes the effect of the repurchase of the Company’s Common Stock.

Additional Information. This tender offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. The tender offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials that we have filed with the SEC before making a decision on whether to participate or to not participate in this offer.

In addition to the Schedule TO, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the Schedule TO and any reports, proxy statements or other information that we file with the SEC at the following location of the Securities and Exchange Commission:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Securities and Exchange Commission allows us to incorporate by reference information into this Offer to Exchange. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of the tender offer.

We also recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your Eligible RSUs:

•	Annual Report on Form 10-K for our fiscal year ended March 31, 2008, filed with the SEC on June 10, 2008.

•

Quarterly Reports on Form 10-Q for our fiscal quarters ended June 30, 2008, September 30, 2008 and December 31, 2008 filed with the SEC on August 7, 2008, November 6, 2008 and February 5, 2009, respectively.

•	Proxy Statement on Form DEF-14A for our fiscal year 2008 Annual Meeting of Stockholders, filed with the SEC on July 29, 2008, as amended.

•

Current Reports on Form 8-K, filed with the SEC in 2008 on February 25 and 27, April 2, August 29, September 18, and November 12 (excluding information therein which is deemed furnished and not filed).

•

Description of our common stock contained in our Registration Statement on Form S-8 filed with the SEC on October 24, 2003, including any amendments or reports filed for the purpose of updating such description.

We will file an amendment to the Schedule TO if necessary to incorporate by reference into the tender offer all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the tender offer and prior to the expiration date to the extent necessary to comply with applicable securities law. Any statement contained in a document incorporated by reference in the tender offer shall be deemed to be modified or superseded for purposes of the tender offer to the extent that a statement contained in the tender offer or in any subsequently filed document incorporated by reference in the tender offer modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange.

We will also provide without charge to each employee to whom we deliver a copy of the tender offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Such requests should be directed to:

Diamond Management & Technology Consultants, Inc.

Attn: Equity Programs

875 North Michigan Avenue, Suite 3000

Chicago, Illinois 60611

or by telephoning the Director of Equity Programs, Karen McLaughlin, at (312) 255-5071 between the hours of 9:00 A.M. and 5:00 P.M., central time.

As you read the documents listed in this Section 10, including documents subsequently filed by us with the SEC under the Securities Exchange Act of 1934, you may find some inconsistencies in information from one document to another. Should you find inconsistencies among the documents, or between a document and the tender offer, you should rely on the statements made in the most recent document. You should assume that any information in any document is accurate only as of its date.

The information contained in the tender offer about Diamond should be read together with the information contained in the documents to which we have referred you in the tender offer.

11.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE ELIGIBLE RSUs

As of January 31, 2009, we had outstanding 25,967,843 shares of our common stock and 3,255,234 unvested restricted stock units outstanding. The 2,265,261 restricted stock units that we are offering to exchange in the tender offer represent approximately 70 percent of all outstanding restricted stock units on that date. As of January 31, 2009, 8,387,001 shares of our common stock were subject to outstanding awards of stock options, stock appreciation rights and restricted stock units (including the Eligible RSUs).

Share Ownership by Directors and Executive Officers. Our directors who are not employees are not eligible to participate in the tender offer. Our two executive officer employees who are also directors (Mr. Gutstein, our President and CEO, and Mr. Sviokla, our Vice Chairman), as well as our remaining executive officers (Mr. Bupp, our CFO, Mr. Warrington, our Vice President and Managing Partner-United Kingdom and India, and Mr. Weakland, our Vice President and Managing Partner-Healthcare), have advised us that they intend to tender their Eligible RSUs in the tender offer. Because these executive officers will tender unvested equity awards for outstanding stock in the tender offer, if we complete the tender offer, the proportional holdings of the executive officers in our company will increase at that time.

The following table sets forth certain information regarding the beneficial ownership of common stock and Eligible RSUs as of January 31, 2009 held by each of our directors and nominees for director and each of our named executive officers. We believe that each person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such holder, subject to community property laws where applicable. Except where noted otherwise, the address of each person named below is in care of our principal executive office.

Name and Address of Beneficial Owner	Common Shares		Eligible RSUs
Anderson, Edward R.	94,528	(1)(2)	0
Bergstein, Melvyn E.	1,140,109	(1)(2)	0
Bupp, Karl E.	516,963	(1)(2)	52,731
Caldwell, Donald R.	83,816	(1)(2)	0
Gutstein, Adam J.	563,467	(1)(2)	67,456
Mikolajczyk, Michael E.	319,554	(1)(2)	0
Moskow, Michael H.	25,967	(1)(2)	0

Rubio, Javier	1,342,811	(1)(2)	0
Schneider, Pauline A.	52,335	(1)(2)	0
Skinner, Samuel K.	55,294	(1)(2)	0
Sviokla, John J.	183,365	(1)(2)	47,763
Warrington, Stephen	92,364	(1)(2)	44,318
Weakland, Thomas E.	180,220	(1)(2)	61,388
Weber, Arnold R.	42,378	(1)(2)	0

(1)	Includes shares which the beneficial owner has the right to acquire upon the exercise of stock options and stock appreciation rights within 60 days after January 31, 2009 as follows: Mr. Anderson — 30,104, Mr. Bergstein — 117,730, Mr. Bupp — 66,247, Mr. Caldwell — 30,970, Mr. Gutstein — 87,079, Mr. Mikolajczyk — 17,770, Mr. Moskow — 17,770, Mr. Rubio — 22,770, Ms. Schneider — 29,237, Mr. Skinner — 28,370, Mr. Sviokla — 74,602, Mr. Warrington — 21,822, Mr. Weakland — 61,594, and Mr. Weber — 24,810.

(2)	Includes restricted stock and restricted stock units subject to vesting based on continued service to the Company as follows: Mr. Anderson — 0, Mr. Bergstein — 0, Mr. Bupp — 99,457, Mr. Caldwell — 0, Mr. Gutstein — 229,704, Mr. Moskow — 0, Mr. Mikolajczyk — 0, Mr. Rubio — 0, Ms. Schneider — 0, Mr. Skinner — 0, Mr. Sviokla — 48,763, Mr. Warrington — 55,818, Mr. Weakland — 62,388, and Mr. Weber — 0.

Equity Incentive Plans. Diamond has issued stock-based awards under two share-based equity incentive plans, the Amended and Restated 1998 Equity Incentive Plan (the “1998 Plan”) and the 2000 Stock Option Plan (the “2000 Plan”) (collectively, the “Equity Incentive Plans”). The Equity Incentive Plans provide for various forms of equity awards to our directors and employees, such as stock options, stock appreciation rights, restricted stock and restricted stock units.

Our board of directors has approved, upon the recommendation of the Compensation Committee, the Equity Compensation Award Policy and Grant Procedures to govern the granting of equity awards. This policy covers all equity compensation awards of any type, including restricted stock units. Each of our officers has also entered into the Partners’ Operating Agreement, which governs certain policies and practices with respect to our partners. The officers who have signed the Partners’ Operating Agreement have agreed to participate in the Partners’ Equity Sales Program. The objective of the Partners’ Equity Sales Program is to provide an orderly and disciplined market for the sale of partners’ shares of capital stock of Diamond. The Program allows partners to sell their shares quarterly in conjunction with our policy of permitting trades only during specified periods occurring after the public release of quarterly earnings. Participants in the Program are required to provide their sale requests at the beginning of the trading window. We then instruct a broker to initiate the trades, if any, in brokers’ transactions during the trading window. The partners are also restricted by the Program from selling more than a minority amount of their shares in any given quarter. After the expiration of the Sales Restrictions on the Issued Shares, any such shares held by our partners will be subject to the Program.

Recent Securities Transactions. Based on our records and to the best of our knowledge, during the 60 days prior to February 5, 2009, no transactions in our common stock have been effected by us.

Based on our records and to the best of our knowledge, during the 60 days prior to February 5, 2009, no transactions in our common stock have been effected by our executive officers, directors, affiliates or subsidiaries except as follows: on January 30, 2009, a purchase date pursuant to our Employee Stock Purchase Plan (“ESPP”), Adam J. Gutstein, our President and CEO, Karl E. Bupp, our Chief Financial Officer, and Thomas E. Weakland, our Vice President and Managing Partner – Healthcare, purchased 1,684, 1,684 and 1,139 shares, respectively, of our common stock at $3.13 per share through the ESPP.

During the 60 days prior to February 5, 2009, in addition to the transactions listed above or as otherwise disclosed in this Section 11, we issued an aggregate of zero shares of our common stock to persons who are not executive officers or directors of Diamond upon exercise of stock options and stock appreciation rights exercised by such persons. Also during that 60 day period, we issued an aggregate of 14,844 shares of common stock to certain employees who are not executive officers or directors and we issued an aggregate of 148,318 shares of our common stock to persons who are not executive officers or directors of Diamond pursuant to our ESPP.

12.	CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of Eligible RSUs as contemplated by the tender offer. We are not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, which would be required for our acquisition of

Eligible RSUs or issuance of shares as contemplated by the tender offer. Should any such action or approval be required, we presently contemplate that we would seek that action or approval. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the action or approval might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept for exchange and issue shares are subject to certain conditions, including that any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory, or administrative agency or authority required to be obtained in connection with the tender offer shall have been obtained on terms satisfactory to us, in our reasonable judgment. See Section 6.

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax consequences to our employees of an exchange of Eligible RSUs for Issued Shares pursuant to the tender offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular employee in light of his or her particular circumstances. In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, which may be applicable to particular employees. Further, this summary assumes that employees will hold their Issued Shares as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they will receive their Issued Shares in exchange for Eligible RSUs in the tender offer as compensation for services rendered.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the exchange for shares pursuant to the tender offer or that any such position would not be sustained.

As used herein, a “United States Holder” means an employee who is the beneficial owner of Eligible RSUs who is for U.S. federal income tax purposes a citizen or resident of the United States. As used herein, a “Non-United States Holder” means an employee who is the beneficial owner of Eligible RSUs who is not a United States Holder.

EACH EMPLOYEE IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO HIM OR HER OF THE TENDER OFFER.

Consequences to United States Holders. An exchange of Eligible RSUs for Issued Shares pursuant to the tender offer will be a taxable transaction to a United States Holder for U.S. federal income tax purposes. The treatment of this taxable transaction will be the receipt of taxable compensation income and the United States Holder will be subject to withholding of income and employment taxes at the time of the delivery of the Issued Shares. The Company will generally be allowed to take a tax deduction equal to the amount of compensation income taxable to the United States Holders.

The Company will require each employee who participates in the tender offer to choose whether he or she will satisfy his or her tax withholding obligations by delivery of immediately available cash funds prior to the delivery or transfer of any shares of Diamond stock or he or she will allow the Company to withhold from delivery an amount of shares equal in value to such tax obligations, in which case the Company will pay the tax obligations and deliver the net number of Issued Shares. The Election Form contains an estimate of your tax withholding obligations and a place for you to elect your preference for satisfying the same. If you fail to elect how you want to satisfy your tax withholding obligations or fail to deliver your check to pay for your taxes with cash, you will be deemed to have chosen to have shares withheld for taxes.

A subsequent sale of the Issued Shares acquired in the tender offer, assuming such sale is treated as a sale or exchange of such shares for U.S. federal income tax purposes, will generally cause the United States Holder to recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder, subject to certain future adjustments. The cost of the Issued Shares will generally be equal to the amount of taxable compensation income recognized upon the receipt of the Issued Shares in the tender offer. This sale or exchange gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the Issues Shares that were sold exceeds one year as of the date we are treated as delivering the shares in the tender offer to you for U.S. federal income tax purposes.

Consequences to Non-United States Holders. Value realized by a Non-United States Holder on an exchange of Eligible RSUs for Diamond shares pursuant to the tender offer generally will not be subject to U.S. federal income tax if the transaction is treated as taxable income in the jurisdiction where such employee recognizes his or her compensation income unless the Non-United States Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met or such Non-United States Holder is otherwise subject to U.S. federal income tax. If a Non-United States Holder is subject to U.S. federal income tax, we will withhold applicable tax amounts as described in this Section above in “Consequences to United States Holders”.

For Non-United States Holders who are employees of our Indian subsidiary, we believe that the Company will be subject to Fringe Benefits Tax on the value of the Diamond shares received in the tender offer. Generally, such employees in India will be responsible for reimbursing the Company for such Fringe Benefits Tax to the extent it relates to equity grants made after March 31, 2007. Our Indian subsidiary should be able to process tax withholding obligations for its employees consistent with past issuances of shares upon the vesting of restricted stock units.

For Non-United States Holders who are employees of our U.K. subsidiary, we believe that they will be subject to income tax at their marginal rate and any applicable national insurance contributions on the value of the Diamond shares received in the tender offer. Our U.K. subsidiary should be able to process tax withholding obligations for its employees consistent with past issuances of shares upon the vesting of restricted stock units.

NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION. THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.	EXTENSION OF TENDER OFFER; TERMINATION; AMENDMENT

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be determined by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for exchange of Eligible RSUs by giving oral, written or electronic notice of such extension to our employees. We also expressly reserve the right, in our sole discretion, upon the occurrence of any of the conditions specified in Section 6 hereof to terminate the tender offer and not accept for exchange Eligible RSUs not theretofore accepted for exchange or, subject to applicable law, to postpone delivery of shares by giving oral, written or electronic notice of such termination or postponement to our employees.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect. Amendments to the tender offer may be made at any time and from time to time effected by an announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any announcement of an amendment or extension made under the tender offer will be disseminated promptly to employees in a manner reasonably designed to inform employees of such change. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise publicly communicate any such dissemination.

If we change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If Diamond changes material terms of the tender offer that requires the minimum period to remain open and the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of the material amendment is first published, sent or given to employees in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.	FEES AND EXPENSES

No fees or commissions will be payable by us to any brokers, dealers, commercial banks or trust companies for soliciting tenders of Eligible RSUs under the tender offer.

16.	ADDITIONAL INFORMATION

We encourage you to read this entire Offer to Exchange and all referenced documents, including, but not limited to, the information contained in Section 10 about the Company. If you have questions, please contact the Director of Equity Programs, Karen McLaughlin, by email at “Equity Programs” on Diamond’s internal email system or by telephone at (312) 255-5071.

17.	MISCELLANEOUS

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If after making such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from) the holders of Eligible RSUs in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Diamond.

DIAMOND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF DIAMOND AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE RSUs IN THE TENDER OFFER. DIAMOND HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DIAMOND.

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.	FEBRUARY 5, 2009